ChinaCast Education Corporation
Q3 2008
Quarterly Earnings
Summary
NASDAQ: CAST
www.chinacasteducation.com

Income Statement Highlights: 2008 - 3rd Quarter
	Q3- 2007 (RMB m)	Q3 2008 (RMB m)	Q3 2008 (US$ m)	YoY Change
Revenue	46.0	72.8	$10.7	+58%
Service	38.0	70.9	$10.4	+87%
Equipment	8.0	1.9	$0.3	-76%
Gross Profit	25.9	42.0	$6.2	+62%
Gross Margin	56%	58%	-	+2 pts
Income from Operations	15.8	25.1	$3.7	+59%
Operating Margin	35%	34.2%	-	unchg
Net Income	16.8	19.7	$2.9	+17%
Net Margin	36.6%	27%	-	-9.6 pts
Income Per Share (Basic) *	0.62	0.63	$0.9	-
Income Per Share (Diluted) *	0.61	0.63	$0.9	-
* Weighted Average Shares Used in Computation:
1. Basic: 2007 - 27,266,564, 2008 - 31,373,482
2. Diluted: 2007 - 27,783,672; 2008 - 31,373,482

Income Statement Highlights: 2008 - 1st 9 Months
	1st 9 mos 2007 (RMB m)	1st 9 mos 2008 (RMB m)	1st 9 Mos 2008 (US$ m)	YoY Change
Revenue	128.2	206.2	$30.3	+60%
Service	106.0	181.9	$26.7	+72%
Equipment	22.1	24.3	$3.6	10%
Gross Profit	72.5	110.7	$16.3	+53%
Gross Margin	57%	54%	-	-3 pts
Income from Operations	47.3	61.2	$9.0	+29%
Operating Margin	36%	30%	-	-6 pts
Net Income	43.9	53.7	$7.9	+17%
Net Margin	34%	26%	-	-8 pts
Income Per Share (Basic) *	1.67	1.87	$0.28	-
Income Per Share (Diluted) *	1.60	1.85	$0.27	-
* Weighted Average Shares Used in Computation:
1. Basic: 2007 - 26,315,541, 2008 - 28,695,241
2. Diluted: 2007 - 27,491,941; 2008 - 29,026,908

Costs & Expenses
Costs & Expenses GAAP (000s)	Q3 2008 (US$ M)	Q3 2008 (RMB M)	Q3 2007 (RMB M)	YoY Change
Cost of Revenue	$4.5	30.8	20.1	+53%
Service	$4.2	28.9	12.2	+136%
Equipment	$0.3	1.9	8.0	-320%
Gross Profit	$6.2	42.0	25.9	+62%
Gross Margin	58%	58%	56%	+2 pts
SG&A GAAP (000s)	Q3 2008 (US$ M)	Q3 2008 (RMB M)	Q3 2007 (RMB M)	YoY Change
Selling & Marketing Expenses	$0.3	2.0	1.7	+18%
General & Administrative Expenses	$2.4	16.6	12.4	+33%
SG&A Non-GAAP (000s) (Excludes share-based compensation)	Q3 2008 (US$ M)	Q3 2008 (RMB M)	Q3 2007 (RMB M)	YoY Change
Selling & Marketing Expenses	0.2	1.9	1.5	+21%
General & Administrative Expenses	2.1	14.5	12.0	+20%

Our Balance Sheet - Increases in Assets and Equity
Notes: (1) Calculated at RMB6.8 = 1 US$
  (2) Including Cash and cash equivalents and Term deposits
(In '000 RMB )	Sept 30, 2008 US$ (1)	Sept 30, 2008 RMB	Dec 31, 2007 RMB
Cash and cash equivalents (2)	73,071	496,884	735,378
Accounts receivable	8,712	59,242	35,316
Total Current Assets	83,850	570,191	783,084
Property, plant and equipment, net	33,458	227,514	11,107
Total Assets	209,007	1,421,251	950,714
Accounts payable	2,882	19,595	13,027
Total Current Liabilities	51,063	347,233	97,674
Total Liabilities	59,941	407,606	125,566
Total Shareholders' Equity	142,783	970,922	804,636
Total Liabilities and Shareholders’ Equity	209,007	1,421,251	950,714

Going Forward - Things to Note
• Changes in the total outstanding shares:
 - Warrant exercise + 4,050,510 shares
 - Shelf registration + 4,250,000 shares
 - EPS calculations starting in the 4th quarter would then be:
 EPS =  Net Income
   35,648,251 shares

2008 Revenue and Earnings Guidance
• As stated previously, ChinaCast estimates total revenue
    for 2008 to be in the range of RMB234 million to RMB256
    million (US$34.4 million to US$37.6 million*),
    representing a growth rate of 25% to 36% over 2007**.
• ChinaCast estimates net income (excluding share-based
   compensation) for 2008 to be in the range of RMB80
   million to RMB95 million (US$11.8 million to US$14.0 million).
• This forecast reflects ChinaCast's current and preliminary view, actual results may differ materially.
* Exchange Rate US$1=RMB 6.8
** Growth rates calculated using RMB figures